Exhibit 10.1

March 16, 2009

VIA HAND DELIVERY

Joel Wachtler
c/o iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Re:           Separation Agreement

Dear Joel:

This letter describes the separation agreement (the “Agreement”) which iPass Inc. (“the Company”) is offering to you to aid in your employment transition.

1. Separation.  Your last date of employment with the Company will be Tuesday, March 31, 2009 (the “Separation Date”).  Between the date you receive this Agreement and the Separation Date, you will use your best efforts to continue to perform your assigned duties (including transitioning your duties), and will continue to fully comply with all of your legal obligations to the Company (including complying with all Company policies).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2. Severance Benefits.  If:  (i) you timely sign, date and return this Agreement; and (ii) allow the releases contained herein to become effective; and (iii) on or after the Separation Date, you sign the Release Agreement attached as Exhibit A to the iPass Inc. Executive Corporation Transaction and Severance Benefit Plan (the “Severance Plan,” a copy of which is attached hereto as Attachment A) and allow the releases contained therein to become effective; then you will receive the following severance benefits (the “Severance Benefits”) pursuant to the terms of the Severance Plan:

(a)           Severance Payment.  The Company will pay you a cash severance amount equal to the product of your current Base Salary (as defined in the Severance Plan) multiplied by six (6) months, less required deductions and withholdings (the “Base Severance Payment”).  The Base Severance Payment will be paid in a lump sum on the first payroll date which follows both the Separation Date and the Effective Date of the Release Agreement attached as Exhibit A to the Severance Plan (as defined therein).

(b)           Bonus Severance Payment. The Company will pay you a cash severance bonus amount equal to one quarter of your target bonus under the Company’s annual bonus plan, less required deductions and withholdings (the “Bonus Severance Payment”).  The Bonus Severance Payment will be paid in a lump sum on the first payroll date which follows both the Separation Date and the Effective Date of the Release Agreement attached as Exhibit A to the Severance Plan (as defined therein).

(c)           Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA.  If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will, as an additional severance benefit, pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either: (i) twelve (12) months from the Separation Date, or (ii) the date that you become eligible for group health insurance coverage through another employer.  You must promptly notify me in writing if you become eligible for group health insurance coverage through another employer prior to the expiration of the twelve month period after the Separation Date.

(d)           Retention of Laptop Computer and Cell Phone. As an additional severance benefit, the Company will permit you to retain the Company’s laptop computer and cell phone provided for your use in connection with your employment (the “Electronic Equipment”), and the Company will transfer to you its ownership interest in the Electronic Equipment effective as of the Separation  Date.  The Electronic Equipment is being provided to you in “as is” condition and without warranty or guarantee of any kind.  You are solely responsible for any tax consequences of the Company’s transfer of its ownership interest in the Electronic Equipment.  In addition, prior to the Separation Date, at the Company’s request you must provide the Electronic Equipment to the Company for the purpose of deletion of confidential and proprietary information, and licensed materials, from the Electronic Equipment.

3. Equity Awards.  Vesting of your outstanding stock options and any other equity awards (the “Options”) will cease on the Separation Date and your unvested Options shall terminate.  Your Options, including your rights to exercise any vested shares, are governed by the terms of your operative agreements with the Company and the applicable equity plan.

4. No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation, or equity), severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested Options.

5. Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, financial data, payroll information, spreadsheets, studies, analyses, proposals, agreements, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property.  Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

7. Proprietary Information Obligations.  You acknowledge your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement, which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of your Employee Confidentiality and Inventions Assignment Agreement is attached hereto as Attachment B.

8. Nondisparagement.  You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9. No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10. Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

11. Nonsolicitation.  You agree that for one year following the Separation Date, you will not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

12. Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, and as required by the Severance Plan, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)           Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)           Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)           ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 12 is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days from the date that you received this Agreement in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(e)           Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

13. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, any applicable law, or Company policy, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14. Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

15. Miscellaneous.  This Agreement, including Attachments A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after you receive it and then send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

iPass Inc.

By:           /s/  J. Michael Badgis
J. Michael Badgis
Vice President, Human Resources

Attachment A – iPass Inc. Executive Corporate Transaction and Severance Benefit Plan
Attachment B -- Employee Confidentiality and Inventions Assignment Agreement

Understood and Agreed:

/s/ Joel Wachtler
Joel Wachtler

3/25/2009
Date

Attachment A

IPASS INC. EXECUTIVE CORPORATION TRANSACTION AND SEVERANCE BENEFIT PLAN

SECTION 1.	Introduction.

The iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”) is hereby established effective August 9th, 2007  (the “Effective Date”) and is hereby amended and restated effective December 23, 2008.  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of iPass Inc. (the “Company”) or its Affiliates (as such term is defined below) in the event that such employees are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur within eighteen (18) months following a Corporate Transaction (as such term is defined below).  In addition, Section 7 below provides certain benefits upon the consummation of a Corporate Transaction without regard to a qualifying employment termination.  This Plan shall supersede any generally applicable severance or change in control plan, policy, or practice, whether written or unwritten, with respect to each employee who becomes a Participant in the Plan.  For the purposes of the foregoing sentence, a generally applicable severance or change in control plan, policy or practice is a plan, policy or practice in which benefits are not conditioned upon (i) being designated a participant, (ii) receiving an award such as a stock option, or (iii) the employee electing to participate.  This Plan shall not supersede any individually negotiated employment contract or agreement, or any written plans that are not of general application, and, except as set forth in the Participation Notice, such Participant’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract, agreement, or written plan, and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.  This document also constitutes the Summary Plan Description for the Plan.

SECTION 2.	Definitions.

For purposes of the Plan, except as set forth in an applicable Participation Notice, the following terms are defined as follows:

(a) “Affiliate” means a “parent corporation” of the Company or a “subsidiary corporation” of the Company (whether now or hereafter existing), as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Base Salary” means the Participant’s monthly base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).

(c)	“Board” means the Board of Directors of iPass Inc.

(d) “Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the Participant of any felony involving fraud or act of dishonesty against the Company or its Affiliates; (ii) conduct by the Participant which, based upon good faith and reasonable factual investigation and determination of the Board, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the Participant of any contractual, statutory, or fiduciary duty of the Participant to the Company or its Affiliates.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means iPass Inc. or, following a Corporate Transaction which is a sale of assets or a merger in which iPass Inc. is not the surviving entity, the entity to which the assets are sold or the surviving entity resulting from such transaction, respectively.

(h) “Constructive Termination” means a resignation of employment by a Participant no later than twelve (12) months after an action or event which constitutes Good Reason is undertaken by the Company or occurs and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder).

(i) “Corporate Transaction” shall mean the occurrence of either of the following events:

(i) the sale of all or substantially all of the assets of the Company; or

(ii) a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

Once a Corporate Transaction has occurred, no future events shall constitute a Corporate Transaction for purposes of the Plan.

(j) “Corporate Transaction Termination” means a Covered Termination which occurs within eighteen (18) months after a Corporate Transaction.

(k) “Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination.  Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.   The foregoing notwithstanding, the following events shall not constitute a Covered Termination:  (i) the Participant resigns his or her employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate of the Company; (ii) the Participant’s employment is terminated, but the Participant is subsequently rehired within 32 days after such termination of employment by the Company or an Affiliate for a Substantially Equivalent or Comparable Position as the Participant’s last position with the Company or an Affiliate; and (iii) in connection with a Corporate Transaction, the Participant’s employment is terminated but prior to such termination the Participant is offered but does not accept a Substantially Equivalent or Comparable Position with the Company or an Affiliate of the Company or the entity acquiring the Company or its assets pursuant to the Corporate Transaction.

(l) “Eligible Employee” means an individual who is (i) employed by the Company or its Affiliates at the Vice President level and above (excluding the Chief Executive Officer), and (ii) has been designated an Eligible Employee by the Plan Administrator in its sole discretion (either by a specific designation or by virtue of being a member of a class of employees who have been so designated).

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “Good Reason” shall mean either of the following actions or events: (i) the Company requires that the Participant relocate to a worksite that is more than sixty (60) miles from its principal executive office as of the Effective Date; or (ii) the Company materially reduces the Participant’s Base Salary below its then-existing gross rate; provided however that, in order to qualify as “Good Reason,” the Participant must submit to the Company a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide the Company with at least thirty (30) days from its receipt of the Participant’s written notice in which to cure such actions or events prior to termination of the Participant’s employment, and provided further that, the Participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

(o) “Involuntary Termination Without Cause” means a termination by the Company of a Participant’s employment relationship with the Company or an Affiliate of the Company for any reason other than for Cause and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder).

(p) “Participant” means an individual (i) who is an Eligible Employee and (ii) who has received a Participation Notice from the Company and executed and returned such Participation Notice to the Company.  The Participation Notice shall designate the Participant as either a “Tier I Participant” or a “Tier II Participant,” provided that, in the absence of such specific designation, the Participant shall be deemed a Tier II Participant for purposes of the Plan.  The determination of whether an employee is a Participant, and the designation of either a Tier I Participant or a Tier II Participant, shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(q) “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Annex I hereto.

(r) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan.  The Plan Administrator may, but is not required to be, the Compensation Committee of the Board.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(s) “Severance Period” means (i) in the case of a Covered Termination that is not a Corporate Transaction Termination, three (3) months for a Tier II Participant and six (6) months for a Tier I Participant, and (ii) in the case of a Corporate Transaction Termination, six (6) months for a Tier II Participant and nine (9) months for a Tier I Participant.

(t) “Substantially Equivalent or Comparable Position” is one that offers the Participant substantially the same Base Salary; provided, however, that a position shall not be considered to be a “Substantially Equivalent or Comparable Position” if a resignation of employment by the Participant would constitute a Constructive Termination.

SECTION 3.	Eligibility For Benefits.

(a) General Rules.  Subject to the limitations set forth in this Section 3 and Section 5, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each affected Participant.  Upon the consummation of a Corporate Transaction, the Company shall provide each Participant the benefits described in Section 7.  For the avoidance of doubt, a person who is not (and was not) a Participant shall not be eligible for benefits pursuant to the Plan whether or not such person is (or was) an Eligible Employee.

(b) Exceptions to Benefit Entitlement.  A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(i) The Participant has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such Participant’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(ii) The Participant is entitled to receive benefits under another severance benefit plan maintained by the Company (e.g., the iPass Inc. Severance Benefit Plan) on his or her termination date and which provides benefits that the Plan Administrator, in its sole discretion, determines to be of greater value than the benefits provided for in this Plan, in which case such Participant’s severance benefit, if any, shall be governed by the terms of such other severance benefit plan and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(b) below does not entirely eliminate benefits under this Plan.

(iii) The Participant’s employment terminates or is terminated for any reason other than a Covered Termination.

(iv) The Participant does not confirm in writing that he or she shall be subject to the Company’s Employee Proprietary Information and Inventions Agreement.

(v) The Participant has failed to execute or has revoked the release within the applicable period of time specified in Section 5(a).

(vi) The Participant has failed to return all Company Property.  For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company and other Company materials and property which the Participant has in his or her possession or control, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  As a condition to receiving benefits under the Plan, Participants must not make or retain copies, reproductions or summaries of any such Company documents, materials or property.  However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company.

(c) Termination of Benefits.  A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of the Company’s Employee Proprietary Information and Inventions Agreement;

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.	Amount of Benefits.

In the event of a Participant’s Covered Termination, the Participant shall be entitled to receive the benefits provided by this Section 4 except as may otherwise be provided in the Participant’s Participation Notice.

(a) Cash Severance Benefits.  The Company shall make a cash severance payment to the Participant in an amount equal to the product of (i) the Participant’s Base Salary, as in effect on the date of a Covered Termination, multiplied by (ii) the number of months in the Severance Period.   In addition, provided that the Participant received an overall performance rating equivalent to or greater than “Meets Expectations” in the most recent performance evaluation cycle preceding termination of the Participant’s employment, the Company shall make an additional cash severance payment to the Participant as follows:  (i) in the case of a Covered Termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the Participant’s target bonus amount under the Company’s annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount to be determined by the Plan Administrator but no greater than the product of (i) one-twelfth (1/12th) of the Participant’s target bonus amount under the Company’s annual bonus plan, multiplied by (ii) the number of months in the Severance Period.  Such severance payments shall be paid in accordance with Section 6.

(b) Health Continuation Coverage.

(i) Provided that the Participant is eligible for, and has made an election at or timely after the Covered Termination pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, each such Participant shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the Participant’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage for a period of months following the date of the Covered Termination equal to two times the Severance Period, with such coverage counted as coverage pursuant to COBRA.

(ii) No such premium payments (or any other payments for health, dental, or vision coverage by the Company) shall be made following the Participant’s death or the effective date of the Participant’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Each Participant shall be required to notify the Plan Administrator immediately if the Participant becomes covered by a health, dental, or vision insurance plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

(iii) For purposes of this Section 4(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(c) Option Grant and Restricted Stock Vesting Acceleration.  Upon a Corporate Transaction Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock and all restricted stock issued pursuant to any equity incentive plan of the Company that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of the Company issued or issuable pursuant to any equity incentive plan of the Company) pursuant to any other stock award granted to the Participant by the Company shall lapse.  Notwithstanding the provisions of this Section 4(c), in the event that the provisions of this Section 4(c) regarding acceleration of vesting of a stock award would adversely affect a Participant’s stock award (including, without limitation, its status as an incentive stock option under Section 422 of the Code) that is outstanding on the date the Participant commences participation in the Plan, such acceleration of vesting shall be deemed null and void as to such option or other stock award unless the affected Participant consents in writing to such acceleration of vesting as to such option or other stock award within thirty (30) days after becoming a Participant in the Plan.

(d) Other Employee Benefits.  All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(e) Additional Benefits.  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b), and 4(c) to one or more Participants chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

SECTION 5.	Limitations on Benefits.

(a) Release.  In order to be eligible to receive benefits under the Plan, a Participant must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as appropriate, and such release must become effective in accordance with its terms within sixty (60) days following a Covered Termination; provided, however, no such release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan.  With respect to any outstanding option held by the Participant, no provision set forth in this Plan granting the Participant additional rights to exercise the option can be exercised unless and until the release becomes effective.  Unless a Corporate Transaction has occurred, the Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions.  The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or comparable state law (collectively, the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment.  The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company, including benefits provided by offer letter or employment agreements, that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Plan Administrator’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated.  In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c) Parachute Payments.  Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Participant with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(d) Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company, except for health continuation coverage provided pursuant to Section 4(b).

(e) Non-Duplication of Benefits.  Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time.  This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan.  The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

SECTION 6.	Time of Payment and Form Of Benefits.

(a) General Rules.  Except as otherwise set forth in this Plan, the cash severance benefits under Section 4(a) of the Plan, if any, shall be paid in a single lump sum payment on the first payroll date following the Participant’s Covered Termination.  In no event shall payment of any Plan benefit set forth in Section 4 be made prior to the effective date of the release described in Section 5(a).  For the avoidance of doubt, in the event of an acceleration of the exercisability of an option (or other award) pursuant to Section 4(c), such option (or other award) shall not be exercisable with respect to such acceleration of exercisability unless and until the effective date of the release described in Section 5(a).

(b) Application of Section 409A.  Any cash severance payment provided under Section 4(a) and any additional benefits provided under Section 4(e) shall be paid no later than the later of: (i) December 31st of the calendar year in which the Covered Termination occurs, or (ii) the fifteenth (15th) day of the third calendar month following the date of the Covered Termination.  It is the intention of the preceding sentence to apply the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.

(c) Withholding.  All payments under the Plan will be subject to all applicable withholding obligations of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

(d) Indebtedness of Participants.  If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 7.	Corporate Transaction Benefits

Immediately upon the consummation of a Corporate Transaction, any specified performance target or vesting condition determined by reference to the operations of the Company or an Affiliate in any restricted stock award issued to a Participant pursuant to any equity incentive plan of the Company shall immediately be deemed satisfied.  Accordingly, such performance targets or conditions need not be satisfied following the Corporate Transaction in order for the Participant to remain eligible to vest in such restricted stock.  However, any requirement specified in such restricted stock award that such Participant continue to render services for the Company or an Affiliate following the Corporate Transaction shall remain in effect, and the Participant shall not vest in such restricted stock unless and until such post-Corporate Transaction service requirement has been satisfied.

SECTION 8.	Reemployment.

In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Section 4(a), 4(b), 4(c) or 4(e) have been paid, the Plan Administrator, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

SECTION 9.	Right To Interpret Plan; Amendment and Termination.

(a) Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination.  The Company reserves the right to amend or terminate this Plan, any Participation Notice issued pursuant to the Plan (including but not limited to changing the designation of any Participant as a Tier I Participant or a Tier II Participant), or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Corporate Transaction or a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination.  Any action amending or terminating the Plan or any Participation Notice shall be in writing and executed by a duly authorized officer of the Company.

SECTION 10.	No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, and with or without advance notice, which right is hereby reserved.

SECTION 11.	Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 12.	Claims, Inquiries And Appeals.

(a) Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is set forth in Section 14(d).

(b) Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

iPass Inc.

Attn: Vice President of Human Resources

3800 Bridge Parkway

Redwood Shares, CA 94065

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)           Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 13.	Basis Of Payments To And From Plan.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 14.	Other Plan Information.

(a) Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 93-1214598.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 503.

(b) Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

iPass Inc.

Attn: General Counsel

3800 Bridge Parkway

Redwood Shares, CA 94065

(d) Plan Sponsor and Administrator.  The “Plan Sponsor” of the Plan is:

iPass Inc.

Attn: Vice President of Human Resources

3800 Bridge Parkway

Redwood Shares, CA 94065

The “Plan Administrator” of the Plan is as set forth in Section 2(r).  The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 232-4100.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15.	Statement Of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by iPass Inc.) are entitled to certain rights and protections under ERISA.  If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 15 and, under ERISA, you are entitled to:

(a)	Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)	Enforce Your Rights.

(i) If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

(iv) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 16.	General Provisions.

(a) Notices.  Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 14(d) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment.  The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company.  This Plan shall be binding upon any surviving entity resulting from a Corporate Transaction and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver.  Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan.  The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 17.	Execution.

To record the adoption of the Plan as set forth herein, iPass Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

iPass Inc.

By:             /s/ Frank E. Verdecanna

Title:          Chief Financial Officer

ANNEX I

IPASS INC. EXECUTIVE CORPORATE TRANSACTION AND SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:

Date:

iPass Inc. (the “Company”) has adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”).  The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Plan.  You are designated as a [Tier I Participant] [Tier II Participant].

A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together also constitute a summary plan description of the Plan.

[Note to draft – include only as applicable][The Plan supersedes any and all severance or change in control benefits payable to you as set forth in any agreement, including offer letters, with the Company entered into prior to the date hereof.]

Notwithstanding the terms of the Plan:

____________________________________________________________________

____________________________________________________________________

Please return to [____] a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

iPass Inc.

By:

Its:

ACKNOWLEDGEMENT

The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice.  In the event the undersigned holds outstanding stock options or restricted stock as of the date of this Participation Notice, the undersigned hereby:*

☐	accepts all of the benefits of Sections 4(c) and 7 of the Plan regardless of any potential adverse effects on any outstanding option, restricted stock or other stock award
☐
accepts the benefits of Section 4(c) and 7 of the Plan that have no adverse effect on outstanding options, restricted stock or other stock awards and rejects the benefits of Section 4(c) and 7 of the Plan as to those outstanding options, restricted stock and other stock awards that would have potential adverse effects

☐	other (please describe): ____________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________
__________________________________________________________________

The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of this election including the effect, if any, on the status of the stock options or restricted stock for tax purposes under Sections 409A and 422 of the Internal Revenue Code.

Print name

*  Please check one box; failure to check a box will be deemed the selection of the second alternative (i.e., accepting the benefits of Sections 4(c) and 7 of the Plan that have no adverse effect on outstanding options, restricted stock or other stock awards and rejecting the benefits of Sections 4(c) and 7 of the Plan as to those outstanding options, restricted stock and other stock awards that would have potential adverse effects).

                                                                ..

For Employees Age 40 or Older
Individual Termination

Exhibit A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc.  Executive Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

                                                                   ..

For Employees Age 40 or Older
Group Termination

Exhibit B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

Employee

Name:

Date:

                                                                   ..

For Employees Under Age 40
Individual and Group Termination

Exhibit C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release iPass Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

Employee

Name:

Date:

Attachment B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by iPass Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.         Nondisclosure

1.1         Recognition of Company's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2         Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3         Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4         No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.         Assignment of Inventions.

2.1         Proprietary Rights.  The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2                  Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions").  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3                  Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4                  Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870").  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5                  Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6                  Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7                  Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8                  Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.         Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.         Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not directly or indirectly, induce or encourage, or attempt to induce or encourage, any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.         No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.         Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.         Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.         Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.         Notification of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.         General Provisions.

10.1                  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2                  Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3                  Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4                  Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5                  Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6                  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7                  Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: September 15, 2003.

I have read this Agreement carefully and understand its terms.  I have completely filled out Exhibit B to this Agreement.

Dated:         September 15, 2003

/s/ Joel B. Wachtler
Signature

Joel B. Wachtler
(Printed Name)

Accepted and Agreed To:

iPass Inc.

By:  /s/ J. Michael Badgis

Title:  Sr. Director, Human Resources

(Address)  3800 Bridge Parkway
                    Redwood Shores, CA  94065

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

(2)        Result from any work performed by you for the Company.
         To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

         This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By: Joel B. Wachtler
(Printed Name of Employee)
Date:  September 15, 2003
Witnessed by:

J. Michael Badgis
(Printed Name of Representative)

Dated:  September 15, 2003

Exhibit B

TO:	iPass Inc.

FROM:	Joel Wachtler

DATE:	September 15, 2003

SUBJECT:	Previous Inventions

AUTO NUMBERING:

level 1 -- 1.
1.         Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by iPass Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☑         No inventions or improvements.

☐         See below:

☐	Additional sheets attached.

2.         Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement                                                            Party(ies)                                           Relationship

1.

2.

3.

☐	Additional sheets attached..